Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2021 RESULTS

●	Third quarter comparable store sales increase of 6.7%, year-to-date increase of 12.9%
●	14% increase in third quarter diluted earnings per share, year-to-date increase of 29%
●	$2.6 billion net cash provided by operating activities year-to-date

Springfield, MO, October 27, 2021 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its third quarter ended September 30, 2021.

3rd Quarter Financial Results

Greg Johnson, O’Reilly’s CEO and Co-President, commented, “We are pleased to once again report another very profitable quarter, highlighted by a 6.7% increase in third quarter comparable store sales, on top of the incredibly strong 16.9% increase we generated in the prior year, and an impressive 14% increase in diluted earnings per share to $8.07.  This represents the sixth consecutive quarter our Team has delivered double-digit diluted earnings per share growth.  Team O’Reilly’s continued commitment to providing consistently excellent customer service, while diligently executing our safety protocols in the midst of the ongoing pandemic, is truly remarkable, and I would like to thank each member of our Team for their extraordinary dedication and hard work.”

Sales for the third quarter ended September 30, 2021, increased $272 million, or 8%, to $3.48 billion from $3.21 billion for the same period one year ago.  Gross profit for the third quarter increased 8% to $1.82 billion (or 52.3% of sales) from $1.68 billion (or 52.4% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the third quarter increased 11% to $1.06 billion (or 30.6% of sales) from $955 million (or 29.8% of sales) for the same period one year ago.  Operating income for the third quarter increased 4% to $755 million (or 21.7% of sales) from $725 million (or 22.6% of sales) for the same period one year ago.

Net income for the third quarter ended September 30, 2021, increased $31 million, or 6%, to $559 million (or 16.1% of sales) from $527 million (or 16.4% of sales) for the same period one year ago.  Diluted earnings per common share for the third quarter increased 14% to $8.07 on 69 million shares versus $7.07 on 75 million shares for the same period one year ago.

Year-to-Date Financial Results

Mr. Johnson continued, “The top-line strength we experienced through the first three quarters of the year has continued thus far in October, and we expect to generate continued solid sales volumes as we finish out 2021.  Our performance is a testament to the value proposition delivered by our dedicated Team, and we are confident in Team O’Reilly’s ability to provide excellent customer service and drive continued outstanding results; as a result, we are increasing our full-year 2021 comparable store sales guidance to a range of 10% to 12%, which reflects our strong year-to-date performance and our expectations for the remainder of the fourth quarter.”

Mr. Johnson concluded, “Through the first nine months of 2021, we continued to build our brand with the addition of 146 net, new stores across 40 U.S. states, and we continue to be very pleased with the performance of our new stores.  Based on our favorable outlook of the long-term demand drivers within our industry and, most importantly, our confidence in our Team’s ability to execute our business model, we are pleased to announce our plans to increase our new store openings to a range of 175 to 185 net, new stores in 2022.”

Sales for the first nine months of 2021 increased $1.26 billion, or 14%, to $10.04 billion from $8.78 billion for the same period one year ago.  Gross profit for the first nine months of 2021 increased 15% to $5.29 billion (or 52.7% of sales) from $4.61 billion (or 52.6% of sales) for the same period one year ago.  SG&A for the first nine months of 2021 increased 12% to $3.04 billion (or 30.3% of sales) from $2.73 billion (or 31.1% of sales) for the same period one year ago.  Operating income for the first nine months of 2021 increased 19% to $2.24 billion (or 22.3% of sales) from $1.89 billion (or 21.5% of sales) for the same period one year ago.

Net income for the first nine months of 2021 increased $286 million, or 21%, to $1.65 billion (or 16.4% of sales) from $1.36 billion (or 15.5% of sales) for the same period one year ago.  Diluted earnings per common share for the first nine months of 2021 increased 29% to $23.45 on 70 million shares versus $18.12 on 75 million shares for the same period one year ago.

3rd Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day for the nine months ended September 30, 2020.  Online sales, resulting from ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year, are included in the comparable store sales calculation.  Comparable store sales increased 6.7% for the third quarter ended September 30, 2021, on top of 16.9% for the same period one year ago.  Comparable stores sales increased 12.9% for the nine months ended September 30, 2021, on top of 10.7% for the same period one year ago.

Share Repurchase Program

During the third quarter ended September 30, 2021, the Company repurchased 1.6 million shares of its common stock, at an average price per share of $595.96, for a total investment of $943 million.  During the first nine months of 2021, the Company repurchased 3.8 million shares of its common stock, at an average price per share of $528.09, for a total investment of $2.01 billion.  Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.3 million shares of its common stock, at an average price per share of $615.41, for a total investment of $188 million.  The Company has repurchased a total of 85.1 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $193.41, for a total aggregate investment of $16.46 billion.  As of the date of this release, the Company had approximately $786 million remaining under its current share repurchase authorization.

Updated Full-Year 2021 Guidance

The Company still anticipates potentially significant volatility in its results, driven by the ongoing uncertainty related to the pandemic.  The table below outlines the Company’s updated guidance for selected full-year 2021 financial data:

For the Year Ending
December 31, 2021
Comparable store sales	10% to 12%
Total revenue	$12.9 billion to $13.2 billion
Gross profit as a percentage of sales	52.2% to 52.7%
Operating income as a percentage of sales	21.0% to 21.4%
Effective income tax rate	23.0%
Diluted earnings per share (1)	$29.25 to $29.45
Net cash provided by operating activities	$2.6 billion to $3.1 billion
Capital expenditures	$450 million to $550 million
Free cash flow (2)	$2.0 billion to $2.3 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2021
Net cash provided by operating activities		$2,655	to	$3,080
Less:	Capital expenditures	450	to	550
	Excess tax benefit from share-based compensation payments	25	to	30
	Investment in tax credit equity investments	180	to	200
Free cash flow		$2,000	to	$2,300

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, October 28, 2021, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (847) 619-6397 and the conference call identification number is 50226093.  A replay of the conference call will be available on the Company’s website through Thursday, October 27, 2022.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of September 30, 2021, the Company operated 5,740 stores in 47 U.S. states and 22 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,”

“may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crises; the economy in general; inflation; consumer debt levels; product demand; the market for auto parts; competition; weather; tariffs; availability of key products; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; information security and cyber-attacks; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2020, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2021	September 30, 2020	December 31, 2020
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$449,302	$1,627,098	$465,640
Accounts receivable, net	282,883	243,192	229,679
Amounts receivable from suppliers	110,882	90,341	100,615
Inventory	3,646,988	3,527,495	3,653,195
Other current assets	72,154	45,315	50,658
Total current assets	4,562,209	5,533,441	4,499,787

Property and equipment, at cost	6,874,639	6,497,065	6,559,911
Less: accumulated depreciation and amortization	2,672,954	2,424,168	2,464,993
Net property and equipment	4,201,685	4,072,897	4,094,918

Operating lease, right-of-use assets	2,011,115	1,913,897	1,995,127
Goodwill	878,872	873,717	881,030
Other assets, net	135,504	109,999	125,780
Total assets	$11,789,385	$12,503,951	$11,596,642

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,608,549	$4,083,805	$4,184,662
Self-insurance reserves	122,551	91,118	109,199
Accrued payroll	89,095	127,841	88,875
Accrued benefits and withholdings	288,134	202,198	242,724
Income taxes payable	158,481	4,553	16,786
Current portion of operating lease liabilities	336,962	318,533	322,778
Other current liabilities	385,982	341,553	297,393
Current portion of long-term debt	—	499,783	—
Total current liabilities	5,989,754	5,669,384	5,262,417

Long-term debt	3,826,073	4,122,424	4,123,217
Operating lease liabilities, less current portion	1,729,013	1,640,646	1,718,691
Deferred income taxes	172,807	174,177	155,899
Other liabilities	212,591	188,095	196,160

Shareholders’ equity (deficit):
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
67,684,615 as of September 30, 2021,
73,272,379 as of September 30, 2020, and
71,123,109 as of December 31, 2020	677	733	711
Additional paid-in capital	1,296,358	1,303,699	1,280,841
Retained deficit	(1,430,060)	(578,172)	(1,139,139)
Accumulated other comprehensive loss	(7,828)	(17,035)	(2,155)
Total shareholders’ (deficit) equity	(140,853)	709,225	140,258

Total liabilities and shareholders’ equity (deficit)	$11,789,385	$12,503,951	$11,596,642

Note:  The balance sheet at December 31, 2020, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Sales	$3,479,570	$3,207,638	$10,036,070	$8,775,720
Cost of goods sold, including warehouse and distribution expenses	1,661,330	1,527,170	4,750,657	4,162,166
Gross profit	1,818,240	1,680,468	5,285,413	4,613,554

Selling, general and administrative expenses	1,063,641	955,455	3,044,126	2,728,490
Operating income	754,599	725,013	2,241,287	1,885,064

Other income (expense):
Interest expense	(34,873)	(41,668)	(110,036)	(122,777)
Interest income	485	582	1,478	1,892
Other, net	318	2,479	4,961	2,297
Total other expense	(34,070)	(38,607)	(103,597)	(118,588)

Income before income taxes	720,529	686,406	2,137,690	1,766,476
Provision for income taxes	161,877	159,154	491,978	407,119
Net income	$558,652	$527,252	$1,645,712	$1,359,357

Earnings per share-basic:
Earnings per share	$8.14	$7.13	$23.67	$18.28
Weighted-average common shares outstanding – basic	68,608	73,916	69,529	74,377

Earnings per share-assuming dilution:
Earnings per share	$8.07	$7.07	$23.45	$18.12
Weighted-average common shares outstanding – assuming dilution	69,240	74,586	70,174	75,026

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Nine Months Ended
	September 30,
	2021	2020
Operating activities:
Net income	$1,645,712	$1,359,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	237,654	231,510
Amortization of debt discount and issuance costs	3,294	3,300
Deferred income taxes	18,053	32,249
Share-based compensation programs	18,544	17,062
Other	1,803	2,576
Changes in operating assets and liabilities:
Accounts receivable	(56,743)	(34,970)
Inventory	6,420	(76,239)
Accounts payable	424,710	481,431
Income taxes payable	141,273	123,581
Other	124,607	209,272
Net cash provided by operating activities	2,565,327	2,349,129

Investing activities:
Purchases of property and equipment	(340,687)	(363,425)
Proceeds from sale of property and equipment	6,643	11,690
Investment in tax credit equity investments	(1,795)	(95,292)
Other	(1,897)	(312)
Net cash used in investing activities	(337,736)	(447,339)

Financing activities:
Proceeds from borrowings on revolving credit facility	—	1,162,000
Payments on revolving credit facility	—	(1,423,000)
Proceeds from the issuance of long-term debt	—	997,515
Principal payments on long-term debt	(300,000)	—
Payment of debt issuance costs	(3,404)	(7,779)
Repurchases of common stock	(2,007,161)	(1,094,000)
Net proceeds from issuance of common stock	67,361	51,174
Other	(313)	(253)
Net cash used in financing activities	(2,243,517)	(314,343)

Effect of exchange rate changes on cash	(412)	(755)
Net (decrease) increase in cash and cash equivalents	(16,338)	1,586,692
Cash and cash equivalents at beginning of the period	465,640	40,406
Cash and cash equivalents at end of the period	$449,302	$1,627,098

Supplemental disclosures of cash flow information:
Income taxes paid	$333,360	$250,484
Interest paid, net of capitalized interest	107,971	118,397

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		September 30,
Adjusted Debt to EBITDAR:		2021	2020
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,826,073	$4,622,207
Add:	Letters of credit	83,985	66,527
	Discount on senior notes	4,531	5,352
	Debt issuance costs	19,396	22,441
	Six-times rent expense	2,206,056	2,093,556
Adjusted debt		$6,140,041	$6,810,083

GAAP net income		$2,038,657	$1,684,273
Add:	Interest expense	148,385	158,065
	Provision for income taxes	598,962	491,516
	Depreciation and amortization	320,779	302,003
	Share-based compensation expense	24,229	22,405
	Rent expense (i)	367,676	348,926
EBITDAR		$3,498,688	$3,007,188

Adjusted debt to EBITDAR		1.75	2.26

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended September 30, 2021 and 2020 (in thousands):

Total lease cost, per ASC 842, for the twelve months ended September 30, 2021		$438,205
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended September 30, 2021	70,529
Rent expense for the twelve months ended September 30, 2021		$367,676

Total lease cost, per ASC 842, for the twelve months ended September 30, 2020		$413,314
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended September 30, 2020	64,388
Rent expense for the twelve months ended September 30, 2020		$348,926

	September 30,
	2021	2020
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.5
Average inventory per store (in thousands) (2)	$633	$628
Accounts payable to inventory (3)	126.4%	115.8%

		For the Three Months Ended		For the Nine Months Ended
		September 30,		September 30,
		2021	2020	2021	2020
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$852,495	$790,051	$2,565,327	$2,349,129
Less:	Capital expenditures	118,080	118,954	340,687	363,425
	Excess tax benefit from share-based compensation payments	12,141	8,326	28,956	14,786
	Investment in tax credit equity investments	27	—	1,795	95,292
Free cash flow		$722,247	$662,771	$2,193,889	$1,875,626

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
	September 30,		September 30,		September 30,
	2021	2020	2021	2020	2021	2020
Store Count:
Beginning domestic store count	5,710	5,562	5,594	5,439	5,592	5,420
New stores opened	30	36	148	162	153	181
Stores closed	—	(6)	(2)	(9)	(5)	(9)
Ending domestic store count	5,740	5,592	5,740	5,592	5,740	5,592

Mexico stores	22	21	22	21	22	21
Ending total store count	5,762	5,613	5,762	5,613	5,762	5,613

	For the Three Months Ended		For the Twelve Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Store and Team Member Information: (4)
Total employment	80,536	76,027
Square footage (in thousands)	43,035	41,591
Sales per weighted-average square foot (5)	$79.73	$76.14	$299.31	$271.62
Sales per weighted-average store (in thousands) (6)	$597	$566	$2,231	$2,014

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.